PROSPECTUS



                                                Filed pursuant to Rule 424(B)(3)
                                                              File No. 333-64950

                              RITE AID CORPORATION
                       130,516,017 Shares of Common Stock


   This prospectus relates to the sale by selling stockholders, including their respective transferors, donees, pledgees, or successors of up to 130,516,017 shares of our common stock that the selling shareholders acquired from us in various private placements and debt-for-equity exchanges. We will not receive any proceeds from the sale of any of the shares.

   The shares are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The selling stockholders may sell the shares through ordinary brokerage transactions or through any other means described in the section "Plan of Distribution". We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may sell any, all or none of the shares offered by this prospectus.

   Our common stock is listed on the NYSE and the Pacific Stock Exchange under the symbol "RAD". The last reported sale price of our common stock on the NYSE on November 7, 2001, was $6.04.

See "Risk Factors" beginning on page 8 for a discussion of risks you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                 The date of this prospectus is November 8, 2001

                               TABLE OF CONTENTS


                                                                            Page
                                                                        --------
Cautionary Note Regarding Forward Looking Statements ...............           3
Where You Can Find More Information ................................           4
Incorporation by Reference..........................................           4
Prospectus Summary .................................................           5
Risk Factors .......................................................           8
Use of Proceeds ....................................................          13
Selling Stockholders ...............................................          13
Plan of Distribution ...............................................          21
Legal Matters ......................................................          23
Experts ............................................................          23

              CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS


   This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will," and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

   Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

   o our high level of indebtedness;

   o our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our credit facilities and other debt agreements;

   o our ability to improve the operating performance of our existing stores, and, in particular, our new and relocated stores in accordance with our management's long term strategy;

   o the outcomes of pending lawsuits and governmental investigations, both civil and criminal, involving our financial reporting and other matters;

   o competitive pricing pressures and continued consolidation of the drugstore industry;

   o third party prescription reimbursement levels and regulatory changes governing pharmacy practices;

   o general economic conditions, inflation and interest rate movements;

   o merchandise supply constraints or disruptions;

   o access to capital; and

   o our ability to further develop, implement and maintain reliable and adequate internal accounting systems and controls.

   We undertake no obligation to revise the forward-looking statements included in this prospectus to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in this prospectus in the section titled "Risk Factors".

                      WHERE YOU CAN FIND MORE INFORMATION


   We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. We also furnish to our stockholders annual reports, which include financial statements audited by our independent certified public accountants and other reports which the law requires us to send to our stockholders. The public may read and copy any reports, proxy statements or other information that we file at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 and at the SEC's regional office at 505 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

   Our common stock is listed on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "RAD". You can inspect and copy reports, proxy statements and other information about us at the NYSE's offices at 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104 and 618 South Spring Street, Los Angeles, California 90014.

   This is a post-effective amendment to Form S-1 to a registration statement on Form S-3 under the Securities Act covering shares of our common stock offered by this prospectus. This prospectus does not contain all of the information in the registration statement. You will find more information about us and our common stock in the registration statement. In addition, certain information in the registration statement has been omitted from the prospectus in accordance with the rules of the SEC. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed with the SEC.

                           INCORPORATION BY REFERENCE

   The SEC allows us to incorporate by reference the information in documents we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the Selling Stockholders sell all of the shares offered by this prospectus:

   o Our Annual Report on Form 10-K, for the fiscal year ended March 3, 2001 filed on May 21, 2001;

   o Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 2, 2001 filed on July 16, 2001;

   o Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 1, 2001 filed on October 12, 2001;

   o Our Current Reports on Form 8-K filed with the SEC on June 21, 2001 and June 28, 2001;

   o  Our Definitive Proxy Statement filed with the SEC on May 31, 2001; and

   o The description of our common stock contained in our Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934.

   You may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address:


                              Rite Aid Corporation
                              30 Hunter Lane
                              Camp Hill, Pennsylvania 17011
                              Attention: General Counsel
                              Phone: (717) 761-2633

                               PROSPECTUS SUMMARY


   The following information summarizes the detailed information and financial statements included elsewhere or incorporated by reference in this prospectus. We encourage you to read this entire prospectus carefully. Unless otherwise indicated or the context otherwise requires, dates in this prospectus that refer to a particular fiscal year (e.g. fiscal 2001) refer to the fiscal year ended on the Saturday closest to February 28 of that year. The fiscal year ended March 3, 2001 included 53 weeks. The fiscal years ended February 26, 2000, February 27, 1999 and February 28, 1998 included 52 weeks.

                              Rite Aid Corporation

Our Business


   We are the second largest retail drugstore chain in the United States, based on number of stores, and the third largest based on revenues. As of September 1, 2001, we operated 3,594 drugstores in 29 states across the country and in the District of Columbia. We have a first or second place market position, based on revenues, in 34 of the 65 major U.S. metropolitan markets in which we operate. During fiscal 2001, we generated $14.5 billion in revenues and we generated $7.4 billion in revenues in our first half of fiscal 2002. Since the beginning of fiscal 1997, we have purchased 1,554 stores, relocated 952 stores, opened 469 new stores and remodeled 435 stores. As a result, we believe we have one of the most modern store bases in the industry.


   In our stores, we sell prescription drugs and a wide assortment of other merchandise, which we call "front-end" products. In fiscal 2001, our pharmacists filled more than 204 million prescriptions, which accounted for 59.5% of our total sales. In the first half of fiscal 2002, pharmacy sales accounted for 61.3% of our total sales. We believe that our pharmacy operations will continue to represent a significant part of our business due to favorable industry trends, including an aging population, increased life expectancy and the discovery of new and better drug therapies. We offer approximately 24,600 front-end products, including over-the-counter medications, health and beauty aids, personal care items, cosmetics, household items, beverages, convenience foods, greeting cards, photo processing, seasonal merchandise and numerous other everyday and convenience products, which accounted for the remaining 40.5% of our total sales in fiscal 2001. We distinguish our stores from other national chain drugstores, in part, through our private label brands and our strategic alliance with General Nutrition Companies, Inc. ("GNC"), a leading retailer of vitamin and mineral supplements. We offer over 1,500 products under the Rite Aid private label brand, which contributed approximately 10% of our front-end sales in fiscal 2001.


Background

    Under prior management, we were engaged in an aggressive expansion program from 1997 until 1999. During that period, we purchased 1,554 stores, relocated 866 stores, opened 445 new stores, remodeled 308 stores and acquired PCS Health Systems, Inc. These activities had a significant negative impact on our operating results and financial condition, severely strained our liquidity and increased our indebtedness to $6.6 billion as of February 26, 2000, which contributed to our inability to access the financial markets. A resulting decrease in revenue due to inventory shortages, reduction in advertising and uncompetitive prices on front-end products led to a decline in customer traffic, which had a negative impact on our store operations. In October 1999, we announced that we had identified accounting irregularities and our former chairman and chief executive officer resigned. In November 1999, our former auditors resigned and withdrew their previously issued opinions on our financial statements for fiscal 1998 and fiscal 1999. We needed to restate our financial statements and develop accounting systems and controls that would allow us to manage our business and accurately report the results of our operations.

    In December 1999, a new management team was hired, and since that time we have been addressing our business, operational and financial challenges. In response to our situation, new management has:

   o Reduced our indebtedness from $6.6 billion as of February 26, 2000 to $3.7 billion as of September 1, 2001, after giving effect to the Refinancing (described below);

   o Improved front-end same store sales growth from a negative 2.2% in fiscal 2000 to a positive 6.5% in fiscal 2001 by improving store conditions and product pricing and launching a competitive marketing program;


   o Improved same store sales growth from 8.0% in the first half of fiscal 2001 to 9.1% in the first half of fiscal 2002 and front-end same store sales growth from 4.8% in the first half of fiscal 2001 to 5.0% in the first half of fiscal 2002;


   o Restated our financial statements for fiscal 1998 and fiscal 1999, as well as engaged Deloitte & Touche LLP as our new auditors to audit our fiscal years beginning with fiscal 1998;

   o Continued developing and implementing a comprehensive plan, which is ongoing, to address problems with our accounting systems and controls, and also resumed normal financial reporting;

   o Significantly reduced the amount of our indebtedness maturing prior to March 2005; and

   o Addressed out-of-stock inventory levels and strengthened our vendor relationships.

Refinancing Transactions

   On June 27, 2001, we completed a comprehensive $3.2 billion refinancing package (the "Refinancing") that includes a new $1.9 billion senior secured credit facility underwritten by Citicorp North America, Inc., The Chase Manhattan Bank, Credit Suisse First Boston and Fleet Retail Finance, Inc. As a result of the Refinancing, we have significantly reduced our debt and the amount of our debt maturing prior to March 2005.

   Simultaneously with or prior to the closing of the new credit facility, we completed the following transactions, which also form part of the Refinancing:

   o  $552.0 million in private placements of our common stock.

   o An exchange with a financial institution of $152.025 million of our 10.5% senior secured notes due 2002 for $152.025 million of new 12.5% senior secured notes due 2006. The 12.5% senior secured notes due 2006 are secured by a second lien on the collateral securing the new credit facility.

   o Private exchanges of common stock for $303.5 million of our bank debt and 10.5% senior secured notes due 2002.

   o A synthetic lease transaction with respect to two of our distribution centers in the amount of approximately $106.9 million.

   o  $150 million in a private placement of new 11.25% senior notes due 2008.

   o The reclassification of $850.8 million of capital leases as operating leases.

   o An operating lease that we entered into with respect to our aircraft for approximately $25.6 million.

   o A tender offer whereby we accepted for payment $174.5 million of our 10.5% senior secured notes due 2002 at 103.25% of their principal amount.

   With the proceeds of the Refinancing, we repaid our previous senior secured credit facility, our PCS and RCF credit facilities and our secured exchange debt. As a result of the Refinancing, our remaining debt due before March 2005 consists of $152.0 million of our 5.25% convertible subordinated notes due 2002, $107.8 million of our 6.00% dealer remarketable securities due 2003, $21.9 million of our 10.5% senior secured notes due 2002 and amortization of the new credit facility. We expect to use internally generated funds to retire both the 5.25% notes and the dealer remarketable securities at maturity and to meet the amortization payments under the new credit facility.

Risk Factors

   Prospective purchasers of our common stock should carefully consider the information set forth under the heading "Risk Factors", together with all other information in this prospectus including the information we are incorporating by reference, before making an investment in the common stock offered by this prospectus.

   Our headquarters are located at 30 Hunter Lane, Camp Hill, Pennsylvania 17011, and our telephone number is (717) 761-2633. The address of our Web site is www.riteaid.com. The information on our Web site is not part of this prospectus. Our common stock is listed on the New York Stock Exchange and the Pacific Stock Exchange under the trading symbol "RAD". We were incorporated in 1968 and are a Delaware corporation.

                                  The Offering

  Common stock offered by selling
  stockholders .......................   130,516,017 shares
  Use of proceeds.....................   We will not receive any proceeds from the
                                         sale of shares by selling stockholders
  New York Stock Exchange/
  Pacific Stock Exchange Symbol ......   RAD

                                  RISK FACTORS

   You should carefully consider the following factors, in addition to the other information in this prospectus and the information incorporated by reference, before investing in our common stock.

               Risks Related to an Investment in our Common Stock

We are highly leveraged. Our substantial indebtedness will severely limit cash flow available for our operations and could adversely affect our ability to service debt or obtain additional financing if necessary.


   After giving effect to the Refinancing, we had, as of September 1, 2001 $3.7 billion of outstanding indebtedness (including current maturities but excluding letters of credit) and stockholders' equity of $453.2 million. We also have additional borrowing capacity under our revolving credit facility of $423.9 million. Our debt obligations will continue to adversely affect our operations in a number of ways and our cash flow is insufficient to service our debt, which may require us to borrow additional funds for that purpose, restructure or otherwise refinance that debt. Our earnings were insufficient to cover our fixed charges for fiscal 2001 by $1.2 billion. After giving effect to the Refinancing on a pro forma basis, we estimate that our earnings would have been insufficient to cover our fixed charges for fiscal 2001.


   Our high level of indebtedness will continue to restrict our operations. Among other things, our indebtedness will:

   o limit our ability to obtain additional financing;

   o limit our flexibility in planning for, or reacting to, changes in the markets in which we compete;

   o place us at a competitive disadvantage relative to our competitors with less indebtedness;

   o render us more vulnerable to general adverse economic and industry conditions; and

   o require us to dedicate substantially all of our cash flow to service our debt.

   In fiscal 2000 we experienced operational and financial difficulties, resulting in disputes with suppliers and vendors. These disputes were based primarily on our level of indebtedness and led to more restrictive vendor contract terms. Although we believe that our prior disputes with suppliers and vendors have been largely resolved, any future material deterioration in our operational or our financial situation could again impact vendors' and suppliers' willingness to do business with us. Our ability to make payments on our debt, depends upon our ability to substantially improve our future operating performance, which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If our cash flow from our operating activities is insufficient, we may take certain actions, including delaying or reducing capital or other expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. We may be unable to take any of these actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow us to service our debt obligations or may have an adverse impact on our business. Our existing debt agreements, limit our ability to take certain of these actions. Our failure to earn enough to pay our debts or to successfully undertake any of these actions could have a material adverse effect on us.


Some of our debt, including borrowings under our new senior secured credit facility, is based upon variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

   Approximately $378.5 million of our outstanding indebtedness as of September 1, 2001, following the Refinancing, bears an interest rate that varies depending upon LIBOR and is not covered by interest rate swap contracts that expire in 2002. If we borrow additional amounts under our senior secured facility, the interest rate on those borrowings will vary depending upon LIBOR. If LIBOR rises, the interest rates on this outstanding debt will also increase. Therefore an increase in LIBOR would increase our interest payment obligations under these outstanding loans and have a negative effect on our cash flow and financial condition.


We are a holding company with no direct operations.

   We are a holding company with no direct operations. Our principal assets are the equity interests that we hold in our operating subsidiaries. As a result, we are dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations, including the payment of principal of and interest on our outstanding debt. Our subsidiaries are legally distinct from us and have no obligation to pay amounts due with respect to our debt or to make funds available to us for such payment or for any other reason. As of March 3, 2001, the indebtedness and other liabilities of our subsidiaries, excluding guarantees of our indebtedness and lease obligations, was approximately $2.4 billion.


The covenants in our outstanding indebtedness impose restrictions that may limit our operating and financial flexibility.

   The covenants in the instruments governing our outstanding indebtedness, including our senior secured credit facility and the instruments governing our 11.25% notes and 12.5% notes, restrict our ability to incur liens and debt, pay dividends, make redemptions and repurchases of capital stock, make loans, investments and capital expenditures, prepay, redeem or repurchase debt, engage in mergers, consolidations, asset dispositions, sale-leaseback transactions and affiliate transactions, change our business, amend certain debt and other material agreements, issue and sell capital stock of subsidiaries, restrict distributions from subsidiaries and grant negative pledges to other creditors.

   Moreover, if we are unable to meet the terms of the financial covenants or if we breach any of these covenants, a default could result under one or more of these agreements. A default, if not waived by our lenders, could result in the acceleration of our outstanding indebtedness and cause our debt to become immediately due and payable. If acceleration occurs, we would not be able to repay our debt and it is unlikely that we would be able to borrow sufficient additional funds to refinance such debt. Even if new financing is made available to us, it may not be available on terms acceptable to us.

   If we were required to obtain waivers of defaults, we may incur significant fees and transaction costs. In fiscal 2000, we were required to obtain waivers of compliance with, and modifications to, certain of the covenants contained in our senior credit and loan agreements and public indentures. In connection with obtaining certain of such waivers and modifications, we paid significant fees and transaction costs.


You may not be able to sell the common stock when you want to and, if you do, you may not be able to receive the price that you want.

   Although our common stock has been actively traded on the New York Stock Exchange and the Pacific Exchange, we do not know if an active trading market for the common stock will continue or, if it does, at what prices the common stock may trade. The shares of our common stock offered by this prospectus will significantly increase the number of shares of our common stock registered for sale to the public, and could result in a decline in the market price of our common stock. Therefore, you may not be able to sell the common stock when you want and, if you do, you may not receive the price you want. Additionally, in connection with the settlement of a class action suit brought against us, we will issue 20 million shares of common stock. If the value of our shares of common stock is less than $7.75 per share in February 2002, we may deliver a greater number of shares. We will also issue additional shares of common stock pursuant to outstanding options granted pursuant to our various stock option plans. In addition, as described below, the refinancing of our indebtedness may include additional issuances of equity securities. We cannot predict the extent to which this dilution, the availability of a large amount of shares for sale, and the possibility of additional issuances and sales of our common stock will negatively affect the trading price of our common stock or the liquidity of our common stock.

Our debt restructuring efforts may be dilutive to your shares.

   We may undertake additional transactions to simplify and restructure our capital structure, which may include, as part of these efforts, additional issuances of equity securities in exchange for our indebtedness. The issuance of additional shares of common stock may be dilutive to the holders of our common stock, including holders who purchase shares of common stock in this offering.


                        Risks Related to our Operations

Major lawsuits have been brought against us and certain of our subsidiaries, and there are currently pending both civil and criminal investigations by the U.S. Securities and Exchange Commission, the United States Attorney and an investigation by the United States Department of Labor. In addition to any fines or damages that we might have to pay, any criminal conviction against us may result in the loss of licenses and contracts that are material to the conduct of our business, which would have a negative effect on our results of operations, financial condition and cash flows.

   There are several major ongoing lawsuits and investigations in which we are involved. These include, in addition to the investigations described below, several class action lawsuits. While some of these lawsuits have been settled, we are unable to predict the outcome of any of these matters at this time. If any of these cases result in a substantial monetary judgment against us or is settled on unfavorable terms, our results of operations, financial condition and cash flows could be materially adversely affected.

   There are currently pending both civil and criminal governmental investigations by the SEC and the United States Attorney concerning our financial reporting and other matters. In addition, an investigation has also been commenced by the U.S. Department of Labor concerning our employee benefit plans, including our principal 401(k) plan, which permitted employees to purchase our common stock. Purchases of our common stock under the plan were suspended in October 1999. In January 2001, we appointed an independent trustee to represent the interests of these plans in relation to the company and to investigate possible claims the plans may have against us. Both the independent trustee and the Department of Labor have asserted that the plans may have claims against us. These investigations are ongoing and we cannot predict their outcomes. If we were convicted of any crime, certain licenses and government contracts, such as Medicaid plan reimbursement agreements, that are material to our operations may be revoked, which would have a material adverse effect on our results of operations and financial condition. In addition, substantial penalties, damages, or other monetary remedies assessed against us could also have a material adverse effect on our results of operations, financial condition and cash flows.

   Given the size and nature of our business, we are subject from time to time to various lawsuits which, depending on their outcome, may have a negative impact on our results of operations, financial condition and cash flows.

We are substantially dependent on a single supplier of pharmaceutical products to sell products to us on satisfactory terms. A disruption in this relationship would have a negative effect on our results of operations, financial condition and cash flows.

   We obtain approximately 93% of our pharmaceutical supplies from a single supplier, McKesson HBOC, Inc., pursuant to a long-term contract. Pharmacy sales represented approximately 59.5% of our total sales during fiscal 2001, and, therefore, our relationship with McKesson HBOC is important to us. Any significant disruptions in our relationship with McKesson HBOC would make it difficult for us to continue to operate our business, and would have a material adverse effect on our results of operations, financial condition and cash flows.

Our auditors have identified numerous "reportable conditions", which relate to our internal accounting systems and controls, which systems and controls may be insufficient. Improvements to our internal accounting systems and controls could require substantial resources.

   An audit of our financial statements for fiscal 1998 and fiscal 1999, following a previous restatement, concluded in July 2000 and resulted in an additional restatement of fiscal 1998 and fiscal 1999. Following its review of our books and records, our management concluded that further steps were needed to establish and maintain the adequacy of our internal accounting systems and controls. In connection with the above audits of our financial statements, Deloitte & Touche LLP advised us that it believed there were numerous "reportable conditions" under the standards established by the American Institute of Certified Public Accountants which relate to our accounting systems and controls that could adversely affect our ability to record, process, summarize and report financial data consistent with the assertions of management in the financial statements. In order to address the reportable conditions identified by Deloitte & Touche LLP, we are developing and implementing comprehensive, adequate and reliable accounting systems and controls. If, however, we determine that our internal accounting systems and controls require additional improvements beyond those identified, or if the changes we are implementing are inadequate, we may need to commit additional substantial resources, including time from our management team, to implement new systems and controls, which could affect the timeliness of our financial or management reporting.

We need to continue to improve our operations in order to improve our financial condition, but our operations will not improve if we cannot continue to effectively implement our business strategy or if they are negatively affected by general economic conditions.

   Our operations during fiscal 2000 were adversely affected by a number of factors, including our financial difficulties, inventory shortages, allegations of violations of the law, including drug pricing issues, disputes with suppliers and uncertainties regarding our ability to produce audited financial statements. To improve operations, new management developed and in fiscal 2001 began implementing and continues to implement, a business strategy to improve our stores and enhance our relationships with our customers by improving the pricing of products, providing more consistent advertising through weekly circulars, eliminating inventory shortages and out-dated inventory, resolving issues and disputes with our vendors, and developing programs intended to provide better customer service and purchasing prescription files and other means. If we are not successful in implementing our business strategy, or if our business strategy is not effective, we may not be able to continue to improve our operations. In addition, any adverse change in general economic conditions can adversely affect consumer buying practices and reduce our sales of front-end products, which are our higher margin products, and cause a proportionately greater decrease in our profitability. Failure to continue to improve operations or a decline in general economic conditions would adversely affect our results of operations, financial condition and cash flows and our ability to make principal or interest payments on our debt.

We cannot assure you that management will be able to successfully manage our business or successfully implement our strategic plan. This could have a material adverse effect on our business and the results of our operations, financial condition and cash flows.

   In December 1999, we hired a new management team to address our business, operational financial and accounting challenges. Our management team has considerable experience in the retail industry. Nonetheless, we cannot assure you that our management will be able successfully to manage our business or successfully implement our strategic business plan. This could have a material adverse effect on our results of operations, financial condition and cash flows.

We are dependent on our management team, and the loss of their services could have a material adverse effect on our business and the results of our operations or financial condition.

   The success of our business is materially dependent upon the continued services of our chairman and chief executive officer, Robert G. Miller, and the other members of our management team. The loss of Mr. Miller or other key personnel could have a material adverse effect on the results of our operations, financial condition and cash flows. Additionally, we cannot assure you that we will be able to attract or retain other skilled personnel in the future.


                         Risks Related to our Industry

The markets in which we operate are very competitive and further increases in competition could adversely affect us.

   We face intense competition with local, regional and national companies, including other drugstore chains, independently owned drugstores, supermarkets, mass merchandisers, discount stores and mail order pharmacies. We may not be able to effectively compete against them because our existing or potential competitors may have financial and other resources that are superior to ours. In addition, we may be at a competitive disadvantage because we are more highly leveraged than our competitors. Because many of our stores are new, their ability to achieve profitability depends on their ability to achieve a critical mass of customers. While customer growth is often achieved through purchases of prescription files from existing pharmacies, our ability to achieve this critical mass through purchases of prescription files could be confined by liquidity constraints. Although in the recent past, our competitiveness has been adversely affected by problems with inventory shortages, uncompetitive pricing and customer service, we have taken steps to address these issues. We believe that the continued consolidation of the drugstore industry will further increase competitive pressures in the industry. As competition increases, a significant increase in general pricing pressures could occur which would require us to increase our sales volume and to sell higher margin products and services in order to remain competitive. We cannot assure you that we will be able to continue effectively to compete in our markets or increase our sales volume in response to further increased competition.

Changes in third-party reimbursement levels for prescription drugs could reduce our margins and have a material adverse effect on our business.


   Sales of prescription drugs, as a percentage of sales, and the percentage of prescription sales reimbursed by third parties, have been increasing and we expect them to continue to increase. In fiscal 2001, sales of prescription drugs represented 59.5% of our sales and we were reimbursed by third-party payors for approximately 90.3% of all of the prescription drugs that we sold. In the first half of fiscal 2002, sales of prescription drugs represented 61.3% of our sales and we were reimbursed by third-party payors for approximately 91.9% of all of the prescription drugs that we sold. During fiscal 2001, the top five third-party payors accounted for approximately 26.4% of our total sales. Any significant loss of third-party provider business could have a material adverse effect on our business and results of operations. Also, these third-party payors could reduce the levels at which they will reimburse us for the prescription drugs that we provide to their members. Furthermore, if Medicare is reformed to include prescription benefits, we may be reimbursed for some prescription drugs at prices lower than our current retail prices. If third-party payors reduce their reimbursement levels or if Medicare covers prescription drugs at reimbursement levels lower than our current retail prices, our margins on these sales would be reduced, and the profitability of our business and our results of operations, financial condition and cash flows could be adversely affected.

We are subject to governmental regulations, procedures and requirements; our noncompliance or a significant regulatory change could adversely affect our business, the results of our operations or our financial condition.

   Our pharmacy business is subject to federal, state, and local regulation. These include local registrations of pharmacies in the states where our pharmacies are located, applicable Medicare and Medicaid regulations, and prohibitions against paid referrals of patients. Failure to properly adhere to these and other applicable regulations could result in the imposition of civil and criminal penalties and could adversely affect the continued operation of our business. Furthermore, our pharmacies could be affected by federal and state reform programs, such as healthcare reform initiatives which could, in turn, negatively affect our business. The passing of these initiatives or any new federal or state programs could adversely affect our results of operations, financial condition and cash flows.

Certain risks are inherent in the provision of pharmacy services; our insurance may not be adequate to cover any claims against us.

   Pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceuticals and other healthcare products, such as with respect to improper filling of prescriptions, labeling of prescriptions and adequacy of warnings. Although we maintain professional liability and errors and omissions liability insurance from time to time, claims result in the payment of significant amounts, some portions of which are not funded by insurance. We cannot assure you that the coverage limits under our insurance programs will be adequate to protect us against future claims, or that we will maintain this insurance on acceptable terms in the future. Our results of operations, financial condition or cash flows may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liability for which we self insure or we suffer reputational harm as a result of an error or omission.

We will not be able to compete effectively if we are unable to attract, hire and retain qualified pharmacists.

   There is a nationwide shortage of qualified pharmacists. In response, we have implemented improved benefits and training programs in order to attract, hire and retain qualified pharmacists. However, we may not be able to attract, hire and retain enough qualified pharmacists. This could adversely affect our operations.

                                USE OF PROCEEDS


   We will not receive any of the proceeds of sales by the selling stockholders.

                              SELLING STOCKHOLDERS

   The following table sets forth information regarding each selling stockholder and the amount of our common stock that it may offer under this prospectus. When we refer to the "selling stockholders" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who hold any of the selling securityholders' interest. The shares of our common stock offered by this prospectus were originally sold by us in a number of private placements and privately negotiated debt for equity exchanges.

   Since the date that we received the information from the selling stockholders, one or more selling stockholders identified below may have sold, transferred or otherwise disposed of all or a substantial portion of the shares of our common stock held by it in one or a series of transactions exempt from the Securities Act. Information regarding the selling stockholders may change from time to time and any changed information will be set forth in a prospectus supplement to the extent required. Unless set forth below, to the best of our knowledge, none of the selling stockholders has, or within the past three years has had, any material relationship with us, any of our predecessors or affiliates, or beneficially owns in excess of 1% of our outstanding common stock.

   J.P. Morgan Securities Inc. is an affiliate of JPMorganChase, a beneficial owner of more than 5% of our common stock and the parent of the Chase Manhattan Bank, one of our lenders.

   A selling stockholder may from time to time offer and sell any or all of its securities under this prospectus. Because a selling stockholder is not obligated to sell the shares of our common stock held by it, we cannot estimate the number of shares of our common stock that a selling stockholder will beneficially own after this offering. Beneficial ownership is based upon 516,162,253 shares of common stock outstanding as of October 26, 2001. *Represents less than one per cent of our outstanding common stock.


                                                                                                                  Numbers of shares
                                                                     Number of shares of                           of common stock
                                                                     common stock owned        Percentage of       covered by this
Name                                                               prior to this offering    outstanding shares       prospectus
----                                                               ----------------------    ------------------   -----------------
Allmerica Investment Trust Select Growth Fund..................             149,200                  *                  149,200
American Century Mutual Funds,  Inc............................           5,025,000                 1.0               3,000,000
American Century World Mutual Funds, Inc.......................             947,500                  *                  400,000
Asset Allocation...............................................             269,900                  *                  269,900
AUSA Life Insurance Co.-TIM....................................           1,256,209                  *                1,256,209
Balanced Investment Growth Fund................................              85,000                  *                   85,000
Bank of America N.A............................................           1,766,877                  *                1,766,877
Bessent Global Equity Master Fund..............................           2,563,821                  *                2,310,000
Broadsword Limited.............................................              16,100                  *                   16,100
Canadian Balanced Fund.........................................             706,625                  *                  706,625
Canadian Balanced GIF..........................................              11,400                  *                   11,400
Canadian Equity Fund...........................................             549,800                  *                  549,800
Canadian Equity GIF............................................               6,500                  *                    6,500
Chesapeake Partners International Ltd..........................           1,925,000(1)               *                  704,515
Chesapeake Partners Institutional Fund Limited Partnership.....           1,925,000(2)               *                   31,762
Chesapeake Partners Limited Partnership........................           1,925,000(3)               *                1,188,723
Cisalpina/Putnam Global Balanced Fund..........................              14,300                  *                   14,300
Cisalpina/Putnam Global Value..................................             389,400                  *                  389,400
Cisalpina/Putnam USA Equity Fund...............................              89,400                  *                   89,400

                                       13


                                                                                                                  Numbers of shares
                                                                     Number of shares of                           of common stock
                                                                     common stock owned        Percentage of       covered by this
Name                                                                prior to this offering    outstanding shares       prospectus
----                                                                ----------------------    ------------------   -----------------
Cisalpina/Putnam USA Value Fund................................              63,000                  *                   63,000
Commonwealth of Massachusetts Pension Reserve Investment
  Management Board(4)..........................................              35,821                  *                   35,821
Commonwealth of Puerto Rico State Ins. Corp....................               7,600                  *                    7,600
Connecticut General Life Insurance Co..........................             203,000                  *                  203,000
Curators Of The University Of Missouri(4)......................               6,000                  *                    6,000
Diversified Investment Advisors, Inc...........................             185,100                  *                  185,100
EQ Advisors Trust-EQ/Putnam Investors Growth Fund..............              62,500                  *                   62,500
Equitable Advisors Trust-FI Mid Cap(4).........................               9,000                  *                    9,000
Evergreen Masters Fund.........................................              10,100                  *                   10,100
Fidelity Advisor Series I: Fidelity Advisor Asset Allocation
  Fund(5)......................................................              10,268                  *                   10,268
Fidelity Advisor Series I: Fidelity Advisor Balanced Fund(5)...             212,000                  *                  212,000
Fidelity Advisor Series I: Fidelity Advisor Dividend Growth
  Fund(5)......................................................             193,000                  *                  193,000
Fidelity Advisor Series I: Fidelity Advisor Dynamic Capital
  Appreciation Fund(5).........................................              47,000                  *                   47,000
Fidelity Advisor Series I: Fidelity Advisor Equity Growth
  Fund(5)......................................................           1,300,000                  *                1,300,000
Fidelity Advisor Series I: Fidelity Advisor Growth & Income
  Fund(5)......................................................             240,000                  *                  240,000
Fidelity Advisor Series I: Fidelity Advisor Growth
  Opportunities Fund(5)........................................           1,143,000                  *                1,143,000
Fidelity Advisor Series I: Fidelity Advisor Mid Cap Fund(5)....             249,000                  *                  249,000
Fidelity Advisor Series II: Fidelity Advisor High Income
  Fund(5)......................................................               3,012                  *                    3,012
Fidelity Advisor Series II: Fidelity Advisor High Yield Fund(5)             616,472                  *                  616,472
Fidelity Advisor Series VIII: Fidelity Advisor Global Equity
  Fund(5)......................................................               2,000                  *                    2,000
Fidelity American Opportunities Fund(5)........................               5,000                  *                    5,000
Fidelity Beacon Street Trust: Fidelity Tax Managed Stock
  Fund(5)......................................................              10,000                  *                   10,000
Fidelity Canadian Asset Allocation Fund(5).....................             428,000                  *                  428,000
Fidelity Canadian Balanced Fund(5).............................               1,109                  *                    1,109
Fidelity Capital Trust: Fidelity Value Fund(5).................             452,000                  *                  452,000


                                                                                                                  Numbers of shares
                                                                     Number of shares of                           of common stock
                                                                     common stock owned        Percentage of       covered by this
Name                                                                prior to this offering    outstanding shares       prospectus
----                                                                ----------------------    ------------------  -----------------
Fidelity Charles Street Trust: Fidelity Asset Manager(5).......           1,249,574                  *                 1,249,574
Fidelity Charles Street Trust: Fidelity Asset Manager:
  Aggressive(5)................................................              41,558                  *                    41,558
Fidelity Charles Street Trust: Fidelity Asset Manager:
  Growth(5)....................................................             477,959                  *                   477,959
Fidelity Charles Street Trust: Fidelity Asset Manager:
  Income(5)....................................................               3,821                  *                     3,821
Fidelity Commonwealth Trust: Fidelity Mid-Cap Stock Fund(5)....             688,000                  *                   688,000
Fidelity Contrafund(5).........................................           3,366,000                  *                 3,366,000
Fidelity Devonshire Trust: Fidelity Equity-Income Fund(5)......              16,226                  *                    16,226
Fidelity Financial Trust: Fidelity Independence Fund(5)........             670,000                  *                   670,000
Fidelity Fixed-Income Trust: Fidelity High Income Fund(5)......              68,436                  *                    68,436
Fidelity Global Asset Allocation Fund(5).......................               8,019                  *                     8,019
Fidelity Hastings Street Trust: Fidelity Fund(5)...............           1,339,000                  *                 1,339,000
Fidelity High Yield Collective Trust(5)........................              17,619                  *                    17,619
Fidelity International Portfolio Fund(5).......................             508,000                  *                   508,000
Fidelity Investment Trust: Fidelity Worldwide Fund(5)..........              85,000                  *                    85,000
Fidelity Magellan Fund(5)......................................           8,621,300                 1.7                8,621,300
Fidelity Puritan Trust: Fidelity Balanced Fund(5)..............               6,477                   *                    6,477
Fidelity Securities Fund: Fidelity Blue Chip Growth Fund(5)....           2,254,000                  *                 2,254,000
Fidelity Securities Fund: Fidelity Dividend Growth Fund(5).....           1,404,000                  *                 1,404,000
Fidelity Summer Street Trust: Fidelity Capital & Income Fund(5)             590,630                  *                   590,630
Fidelity Trend Fund(5).........................................             435,000                  *                   435,000
Fidelity Union Street Trust: Fidelity Export and Multinational
  Fund(5)......................................................              52,000                  *                    52,000
Fir Tree Institutional Value Fund, L.P.........................           9,459,417                 1.8                6,300,260
Fir Tree Recovery Master Fund, L.P.............................           2,021,860                  *                 1,295,470
Fir Tree Value Fund, L.P.......................................          18,710,291                 3.6               12,385,440
Fir Tree Value Partners LDC....................................           1,825,550                  *                 1,235,600
Ford Motor Company Master Trust Fund(4)........................             208,000                  *                   208,000
Idex Equity Fund...............................................              55,000                  *                    55,000
I.G. Global Equity Fund-U.S.(4)................................               2,000                  *                     2,000
Illinois Wesleyan University...................................               5,700                  *                     5,700

                                       15


                                                                                                                  Numbers of shares
                                                                     Number of shares of                           of common stock
                                                                     common stock owned        Percentage of       covered by this
Name                                                                prior to this offering    outstanding shares       prospectus
----                                                                ----------------------    ------------------   -----------------
ING Select Large Cap(4)........................................               1,000                  *                    1,000
International Balanced Fund....................................             100,000                  *                  100,000
International Investment Fund: Putnam Global Core Equity Fund..           1,458,667                  *                1,113,667
International Investment Funds: Putnam Global Core Equity A
  Fund.........................................................             223,100                  *                  223,100
International Investment Fund-Putnam Global Growth Equity A
  Fund.........................................................              63,000                  *                    6,800
International Investment Funds: Putnam Global Asset Allocation
  Fund B-2.....................................................              32,900                  *                   32,900
International Investment Fund-Putnam US Core Growth Equity Fund              14,200                  *                   14,200
John Hancock Variable Series I-Health Sciences Fund............               5,530                  *                    3,900
JNL Series Trust-JNL/Putnam Growth Series......................              65,000                  *                   65,000
J.P. Morgan Securities Inc.....................................           1,148,808                  *                1,136,108
LibertyView Funds, L.P.........................................           4,016,211                  *                4,016,211
LibertyView Fund, LLC..........................................             721,606                  *                  721,606
LibertyView Global Volatility Fund, L.P........................           1,020,453                  *                1,020,453
Lincoln National Global Asset Allocation Funds Inc.............              42,600                  *                    3,100
Manufacturers Investment Trust - Equity Trust Mid Cap Growth
  Sub Portfolio(4).............................................              59,000                  *                   59,000
Manufacturers Investment Trust - Equity Trust Mid Cap Value Sub
  Portfolio(4).................................................              71,000                  *                   71,000
Manufacturers Investment Trust.................................             542,100                  *                  542,100
Marathon Master Fund Ltd.......................................           1,473,405                  *                1,473,405
Marathon Special Opportunity Fund Ltd..........................             785,000                  *                  785,000
Marsh & McLennan Companies, Inc. U.S. Retirement Plan..........              43,500                  *                   43,500
Mass Mutual Blue Chip Growth Fund(4)...........................              46,000                  *                   46,000
MCN Energy Group Employee Benefit Plans Master Trust...........               7,800                  *                    7,800
Michigan BAC Pension Fund......................................               3,000                  *                    3,000
Nissay/Putnam Global Equity Fund...............................              20,800                  *                   20,300


                                                                                                                  Numbers of shares
                                                                     Number of shares of                           of common stock
                                                                     common stock owned        Percentage of       covered by this
Name                                                               prior to this offering    outstanding shares       prospectus
----                                                               ----------------------    ------------------   -----------------
Oddo Putnam U.S. Core Growth Fund..............................              15,100                  *                   15,100
Oregon Community Foundation....................................               3,400                  *                    3,400
OZF Credit Opportunities Master Fund, Ltd......................           1,479,537                  *                1,171,353
OZ Master Fund, Ltd............................................           6,715,716                 1.4               6,033,090
Parker-Hannifin Corporation....................................              14,300                  *                   14,300
Penn Series Funds Inc Large Cap Value Fund.....................              46,700                  *                   46,700
Pension Investment Committee of General Motors for General
  Motors Employees Domestic Group Pension Trust(4).............             105,525                  *                  105,525
Pirelli Tire Corp Master Pension & Retirement Trust............               4,200                  *                    4,200
Putnam Advisory Acct #13480....................................               3,500                  *                    3,500
Putnam Asset Allocation Funds-Balanced Portfolio...............             415,322                  *                   88,300
Putnam Asset Allocation Funds-Conservative Portfolio...........             148,482                  *                   27,100
Putnam Asset Allocation Funds-Growth Portfolio.................             144,600                  *                   34,100
Putnam Balanced Retirement Fund................................              58,900                  *                   58,900
Putnam Canadian Global Trust U.S. Equity Fund..................              29,400                  *                   29,400
Putnam Canadian Global Trust Global Core Equity Fund...........             227,600                  *                  212,400
Putnam Capital Appreciation Fund...............................           1,923,200                  *                  518,700
Putnam Convertible Income-Growth Trust.........................           1,172,900                  *                  167,700
Putnam Convertible Opportunities & Income Trust................              17,128                  *                    6,500
Putnam Core Growth Equity Fund, LLC............................              60,400                  *                   60,400
Putnam Core Growth Trust.......................................             119,800                  *                  119,800
Putnam Equity Income Fund......................................             315,100                  *                  315,100
Putnam Funds Trust-U.S. Core Fund..............................              20,600                  *                   18,200
Putnam Global Core Equity Fund, LLC............................              17,100                  *                   17,100
Putnam Global Equity Fund......................................           1,033,800                  *                1,033,300
Putnam Health Sciences Trust...................................           1,575,150                  *                1,151,400
Putnam Investment Funds-Putnam Capital Opportunities Fund......           1,649,800                  *                  455,500
Putnam Investment Funds-Putnam Global Growth And Income Fund...             117,000                  *                  117,000


                                                                                                                  Numbers of shares
                                                                     Number of shares of                           of common stock
                                                                     common stock owned        Percentage of       covered by this
Name                                                               prior to this offering    outstanding shares       prospectus
----                                                               ----------------------    ------------------   -----------------
Putnam Investors Fund..........................................           1,956,867                  *                1,956,867
Putnam Large Cap Value Trust...................................               7,700                  *                    7,700
Putnam Tax Smart Funds Trust-Putnam Tax Smart Equity Fund......             227,000                  *                  227,000
Putnam Tobacco-Free Core Growth Equity Fund, LLC...............               9,700                  *                    9,700
Putnam Variable Trust-Putnam VT Capital Appreciation Fund......              12,361                  *                    3,400
Putnam Variable Trust-Putnam VT The George Putnam Fund of
  Boston.......................................................              25,500                  *                   25,500
Putnam Variable Trust-Putnam VT Global Asset Allocation Fund...              79,100                  *                    6,600
Putnam Variable Trust-Putnam VT Investors Fund.................             182,400                  *                  182,400
Putnam Voyager Fund............................................           5,678,533                 1.1               5,678,533
Putnam Variable Trust-Putnam VT Health Sciences Fund...........             121,750                  *                   88,700
Putnam Variable Trust-Putnam VT Voyager Fund...................           1,204,900                  *                1,204,900
Putnam World Trust-Putnam Global Core Equity Fund..............              17,600                  *                   17,600
Putnam World Trust-Putnam Growth Equity Fund...................              19,200                  *                   19,200
Putnam World Trust II-Putnam Global Small-Cap Core Equity Fund
  (Dublin).....................................................              10,883                  *                    2,533
Putnam World Trust II-Putnam Global Value Equity Fund (Dublin).               1,900                  *                    1,900
Putnam World Trust II-Putnam Health Sciences Equity Fund
  (Dublin).....................................................                 585                  *                      400
Putnam World Trust II-Putnam Investors (U.S. Growth Equity)
  Fund (Dublin)................................................              17,400                  *                   17,400
Putnam World Trust II-The George Putnam (U.S. Equity and Bond)
  Fund.........................................................               2,300                  *                    2,300
Quantum Partners Bessent Global................................             398,979                  *                  358,000
Roman Catholic Archbishop of Boston............................              15,600                  *                   15,600
Salomon Smith Barney Inc.......................................           4,681,221                  *                4,681,221
Satellite Fund I, L.P..........................................              76,901                  *                   51,267
Satellite Fund II, L.P.........................................           1,710,826                  *                1,140,551
Satellite Overseas Fund, Ltd...................................           2,760,192                  *                1,840,128
Satellite Overseas Fund III, Ltd...............................             708,013                  *                  472,009
Sceptre Investment Counsel Limited-Sceptre Global Equity Fund..              39,200                  *                   39,200
Sceptre Investment Counsel Limited-Sceptre Foreign Pool Fund...             687,100                  *                  687,100
Season Series Trust-Asset Allocation: Diversified Growth
  Portfolio....................................................              10,500                  *                   10,500
Segregated Fund "1"............................................               1,400                  *                    1,400

                                       18


                                                                                                                  Numbers of shares
                                                                     Number of shares of                           of common stock
                                                                     common stock owned        Percentage of       covered by this
Name                                                               prior to this offering    outstanding shares       prospectus
----                                                               ----------------------    ------------------   -----------------
Segregated Fund "A"............................................               6,200                  *                    6,200
Society For The Preservation Of New England Antiquities........               4,900                  *                    4,900
Stichting Pensioenfonds Voor De Woningcorporaties..............              23,600                  *                   23,600
Strategic Global Fund: Global Asset Allocation (Putnam) Fund...               9,600                  *                    9,600
SunAmerica Series Trust-Putnam Growth Portfolio................             111,300                  *                  111,300
TALIAC-Corporate...............................................             625,668                  *                  625,668
TALIAC-Separate Account TBAL...................................           1,225,400                  *                1,225,400
TALIAC-Separate Account TEF....................................           7,000,000                 1.4               7,000,000
The George Putnam Fund of Boston...............................             295,900                  *                  295,900
The Robert Wood Foundation.....................................              15,100                  *                   15,100
TOLIC-Corporate................................................           3,539,433                  *                3,539,433
TOLIC-Separate Account A.......................................           5,500,000                 1.1               5,500,000
TOLIC-Separate Account B.......................................             540,000                  *                  540,000
Transamerica Aggressive Growth Fund............................             426,000                  *                  426,000
Transamerica Growsafe US Bal USD...............................              86,800                  *                   86,800
Transamerica Growsafe US Eq Fd 2...............................               9,354                  *                    9,354
Transamerica Growsafe US Eq USD................................             320,000                  *                  320,000
Transamerica Premier Agg. Growth...............................             720,838                  *                  720,838
Transamerica Premier Balanced..................................             494,000                  *                  494,000
Transamerica Premier Equity....................................             950,000                  *                  950,000
Transamerica Premier Value.....................................             112,400                  *                  112,400
Transamerica Value Fund........................................             675,500                  *                  675,500
TVIF-Growth Portfolio..........................................           1,300,000                  *                1,300,000
University of Missouri Retirement, Disability and Death Benefit
  Trust Fund(4)................................................              28,000                  *                   28,000
US Chamber of Commerce Retirement Income Plan..................               4,700                  *                    4,700
Variable Insurance Products Fund: Equity-Income Portfolio(5)...               8,323                  *                    8,323
Variable Insurance Products Fund: Growth Portfolio(5)..........           1,450,000                  *                1,450,000
Variable Insurance Products Fund III: Balanced Portfolio(5)....              30,392                  *                   30,392
Variable Insurance Products Fund II: Contrafund Portfolio(5)...             849,000                  *                  849,000


                                                                                                                  Numbers of shares
                                                                     Number of shares of                           of common stock
                                                                     common stock owned        Percentage of       covered by this
Name                                                               prior to this offering    outstanding shares       prospectus
----                                                               ----------------------    ------------------   -----------------
Variable Insurance Products Fund III: Dynamic Capital
  Appreciation Portfolio(5)....................................              1,000                   *                   1,000
Variable Insurance Products Fund III: Growth Opportunities
  Portfolio(5).................................................            108,000                   *                 108,000
Variable Insurance Products Fund III: Mid Cap Portfolio(5).....             98,000                   *                  98,000
Wisconsin Physicians Service Ins Corp..........................              3,300                   *                   3,300
Woolworths Group Superannuation Scheme Pty Limited.............             30,300                   *                  26,700

---------------
(1) Beneficial ownership includes shares held by Chesapeake Partners Limited Partnership and Chesapeake Partners Institutional Fund Limited Partnership.
(2) Beneficial ownership includes shares held by Chesapeake Partners Limited Partnership and Chesapeake Partners International Ltd.
(3) Beneficial ownership includes shares held by Cheaspeake Partners International Limited and Chesapeake Partners Institutional Fund Limited Partnership.
(4) Shares indicated as owned by such entity are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company ("FMTC") serves as trustee or managing agent. FMTC is a wholly-owned subsidiary of FMR (as defined in footnote 5) and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended. These holdings are as of July 9, 2001.
(5) The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companes and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiry of FMR Corp. ("FMR"), a Massachusetts corporation. These holdings are as of July 9, 2001.

                              PLAN OF DISTRIBUTION

   The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling stockholders), may sell the shares of common stock from time to time on any stock exchange or automated interdealer quotation system on which the common stock is listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the shares of common stock by one or more of the following methods, without limitation:

     (a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

     (c) an exchange distribution in accordance with the rules of any stock exchange on which the common stock is listed;

     (d) ordinary brokerage transactions and transactions in which the broker solicits purchases;

     (e)  privately negotiated transactions;

     (f)  short sales;

     (g) through the writing of options on the shares, whether or not the options are listed on an options exchange;

     (h) through the distribution of the shares by any selling stockholder to its partners, members or stockholders;

     (i) one or more underwritten offerings on a firm commitment or best efforts basis; and

     (j)  any combination of any of these methods of sale.

   The selling stockholder may also transfer the shares by gift.

   We do not know of any arrangements by the selling stockholders for the sale of any of the shares.

   The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares at a stipulated price per share. If a broker-dealer is unable to sell shares acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers that acquire shares as principals may thereafter resell the shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus.

   From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for the selling stockholder's shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

   To the extent required under the Securities Act, the aggregate amount of selling stockholders' shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares of common stock, for whom they may act, which compensation as to a particular broker-dealer might be in excess of customary commissions.

   The selling stockholders and any underwriters, broker, dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions.

   A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. A selling stockholder may enter into option or other transactions with one or more broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those shares. A selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

   The selling stockholder and other persons participating in the sale or distribution of the shares will be subject to applicable provisions on the Securities Exchange Act, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other person. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

   In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless thay have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

   We have agreed to indemnify in certain circumstances the selling stockholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the shares covered by the registration statement, against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

   The shares of common stock offered hereby originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register the shares under the Securities Act and to keep the registration statement of which this prospectus is a part effective until the earlier of the date on which the selling stockholders have sold all of the shares, the shares covered hereby are no longer outstanding or the holders are entitled to sell their shares under Rule 144 under the Securities Act. We have agreed to pay certain expenses in connection with this offering, including, in certain circumstances, the fees and expenses of counsel to the selling stockholders, but not including underwriting discounts, concessions, commissions or fees of the selling stockholders.

   We will not receive any proceeds from sales of any shares by the selling stockholders.

   We can not assure you that the selling stockholders will sell all or any portion of the shares offered hereby.

   We may suspend the use of this prospectus by the selling stockholder under certain circumstances.

   Any common stock sold by a selling stockholder pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance.

                                 LEGAL MATTERS


   Certain legal matters as to the validity of the shares offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Nancy A. Lieberman, a partner of Skadden, Arps, Slate, Meagher & Flom LLP, is a director and stockholder of Rite Aid.

                                    EXPERTS

   The consolidated financial statements and related financial schedule of the Company and its consolidated subsidiaries, except PCS Holding Corporation and subsidiaries which has been included in discontinued operations in such consolidated financial statements, as of March 3, 2001 and February 26, 2000, and for each of the three years in the period ended March 3, 2001 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended March 3, 2001 have been audited by Deloitte & Touche LLP as stated in their reports, which are incorporated by reference herein. The financial statements of PCS Holding Corporation and subsidiaries for the year ended February 26, 2000 and the thirty-six days ended February 27, 1999, not separately included herein or elsewhere in the registration statement have been audited by Ernst & Young LLP, as stated in their report, which is incorporated by reference herein. Such financial statements and related financial statement schedule of the Company and its consolidated subsidiaries are incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent auditors.

                              RITE AID CORPORATION



                               130,516,017 Shares



                                       of



                                  Common Stock